Exhibit 99.2

AMENDMENT NUMBER SIX TO THE
LOWE’S 401(k) PLAN

This Amendment Number Six to the Lowe’s 401(k) Plan, as amended and restated effective as of January 1, 2013 (the “Plan”), is adopted by Lowe’s Companies, Inc. (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company currently maintains the Plan; and
WHEREAS, the Company desires to amend the Plan to update and clarify the Plan’s in-service withdrawal provisions;
NOW, THEREFORE, the Company hereby amends the Plan effective as of January 1, 2016, as follows:
1.    Section 9(c) of the Plan is amended in its entirety to read as follows:
“The distribution of the Capital Accumulation of any Participant who attains age 70½ in a calendar year and either (1) has terminated Service or (2) is a ‘5% owner’ of Lowe’s Stock (as defined in Section 416(i)(l)(B)(i) of the Code) must occur not later than April 1st of the next calendar year and must be made in accordance with the regulations under Section 401(a)(9) of the Code, including Section 1.401(a)(9)-2.”
2.    The Plan, as amended herein, shall continue in full force and effect in all other respects.
IN WITNESS HEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 16th day of December, 2016

LOWE’S COMPANIES, INC.

By:	/s/ Matthew B. Eurey
Matthew B. Eurey Vice President – Total Rewards